Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of September 10, 2021, is by and among Silver Ring Value Partners Fund, LP, Silver Ring Value Partners GP, LLC, Silver Ring Value Partners, LP and Gary Mishuris (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of Charles & Colvard, Ltd. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

September 10, 2021

SILVER RING VALUE PARTNERS FUND, LP
By:	Silver Ring Value Partners GP, LLC
its General Partner

By:	/s/ Gary Mishuris
Gary Mishuris, Managing Member

SILVER RING VALUE PARTNERS GP, LLC

By:	/s/ Gary Mishuris
Gary Mishuris, Managing Member

SILVER RING VALUE PARTNERS, LP
By:	/s/ Gary Mishuris
Managing Member of its General Partner

GARY MISHURIS
By:	/s/ Gary Mishuris
Gary Mishuris